CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2016 relating to the financial statements and financial highlights which appears in the December 31, 2015 Annual Report to Shareholders of the Nuveen Real Asset Income Fund and Nuveen Global Infrastructure Fund (each a series of Nuveen Investment Funds Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

June 28, 2016